Exhibit 10.14

SECOND AMENDMENT TO THE

BUILDERS FIRSTSOURCE, INC.

2014 INCENTIVE PLAN

This Second Amendment to the Builders FirstSource, Inc. 2014 Incentive Plan (the “Plan”), has been adopted by the Board of Directors of Builders FirstSource, Inc. (the “Company”), to be effective as of January 4, 2021.

1.The Plan is hereby amended by deleting Section 5.1 in its entirety and replacing it with the following:

“5.1. NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be (i) 8,500,000, plus (ii) an  additional 6,568,530 Shares that were assumed by the Company in connection with the Company’s merger with BMC Stock Holdings, Inc. on January 1, 2021 (the “BMC Merger”), that may only be granted to Eligible Participants who were not employed by the Company or a Subsidiary immediately prior to the BMC Merger. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 1,000,000.”

2.The Plan is hereby amended by deleting the second sentence of Section 2.1(k) in and replacing it with the following:

“Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, or (v) any leave of absence authorized by the Company; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.”

3.The Plan is hereby amended by deleting Section 17.2 in its entirety and replacing it with the following:

“17.2. WITHHOLDING.  The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such required tax withholding from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the amount of tax withholding (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification), in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

4.Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Timothy D. Johnson
Executive Vice President,
General Counsel and Corporate Secretary